UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Equinix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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EQUINIX, INC.

SUPPLEMENT DATED MAY 9, 2023 TO PROXY STATEMENT DATED APRIL 12, 2023

RELATING TO 2023 ANNUAL MEETING OF STOCKHOLDERS

This supplement to the proxy statement should be read together with the proxy statement (the “Proxy Statement”) of Equinix, Inc. (“Equinix” or the “Company”), filed with the Securities and Exchange Commission on April 12, 2023 in connection with the Company’s 2023 Annual Meeting of Stockholders to be held virtually at http://www.virtualshareholdermeeting.com/EQIX2023 on Thursday, May 25, 2023 at 10:00 a.m. (Pacific time).

The purpose of this filing is to (1) identify the name of the stockholder proponent relating to Proposal No 5, Stockholder Proposal Related to Shareholder Ratification of Termination Pay and (2) provide information regarding the maximum bonus amount that could be earned under our 2022 annual incentive plan.

Identification of stockholder proponent

Proposal No. 5 was submitted by John Chevedden with address at 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278. Mr. Chevedden has advised that he beneficially owned the requisite amount of Equinix common stock for more than one year and intends to present Proposal No. 5 at the Company’s 2023 Annual Meeting of Stockholders.

We invite you to read the full text of the stockholder proposal and our opposition statement available at the link below on pages 68-71 of the Proxy Statement:

https://investor.equinix.com/about-equinix/annual-reports-proxy

The Board of Directors unanimously recommends a vote AGAINST Proposal No. 5.

2022 annual incentive plan

In the Compensation Discussion and Analysis section of the Proxy Statement, we discuss the principal elements of executive compensation, including a description of the material terms and conditions of our 2022 annual incentive plan, beginning on page 41. On page 42, we erroneously stated that “to further incentivize our executive officers, and align with market practice, the Talent, Culture and Compensation Committee removed the cap for the 2022 annual incentive plan.” In fact, the Talent, Culture and Compensation Committee increased, but did not remove, the cap for the 2022 annual incentive plan.

The 2022 annual incentive plan continued to have a cap on the maximum amount that may be paid to our named executive officers under the plan; however, this cap has been increased from 100% to 132% of our named executive officers’ annual target bonus opportunity. In other words, the maximum bonus amount that could be earned under our 2022 annual incentive plan was 132% of their annual target bonus opportunity, which could only be achieved if (i) our financial goals were attained at their maximum achievement level (resulting in a 120% of target payout for achievement of our financial performance goals), and (ii) our strategic modifier was achieved at the maximum +10% level.

The Talent, Culture and Compensation Committee approved this change to our incentive plan payout structure following a detailed review of competitive market data involving the incentive plan design of our peer group companies prepared by its independent compensation consultant. As revised, the 2022 annual incentive plan payout maximum of 132% of target was well below the median maximum bonus payout level of the companies in our compensation peer group (which was 200% of target). The Talent, Culture and Compensation Committee believed that its decision to cap the annual target bonus opportunities for our named executive officers at 132% was reasonable and consistent with market best practices. We invite you to read the full text of the Compensation Discussion and Analysis in our Proxy Statement available at the link below on pages 34-46 of the Proxy Statement:

https://investor.equinix.com/about-equinix/annual-reports-proxy